Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Ingersoll Rand Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.197% Senior Notes 2027	Rule 457(r)	$700,000,000	99.992%	$699,944,000	$147.60 per $1,000,000	$103,311.73
	Debt	5.176% Senior Notes 2029	Rule 457(r)	$750,000,000	99.993%	$749,947,500	$147.60 per $1,000,000	$110,692.25
	Debt	5.314% Senior Notes 2031	Rule 457(r)	$500,000,000	99.992%	$499,960,000	$147.60 per $1,000,000	$73,794.10
	Debt	5.450% Senior Notes 2034	Rule 457(r)	$750,000,000	99.938%	$749,535,000	$147.60 per $1,000,000	$110,631.37
	Debt	5.700% Senior Notes 2054	Rule 457(r)	$600,000,000	99.591%	$597,546,000	$147.60 per $1,000,000	$88,197.79
	Total Offering Amounts					$3,296,932,500		$486,627.24
	Total Fees Previously Paid					N/A		-
	Total Fee Offsets					N/A		-
	Net Fee Due					N/A		$486,627.24